Exhibit 99.1

For Immediate Release

EFJ, Inc. Increases Guidance for Fiscal 2004

Washington, DC — December 20, 2004 — EFJ, Inc. (NASDAQ: EFJI) today announced a change in its guidance for fiscal year 2004.  According to Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer, the Company’s revenue for the year ended December 31, 2004 is now expected to be between $78.0 million and $80.0 million.  Additionally, the Company’s net income guidance, excluding the impact of variable accounting for repriced stock options and deferred tax benefits, is anticipated to be between $5.6 million and $5.9 million or $0.29 to $.031 per diluted share.

“We are modifying our 2004 guidance because of stronger than anticipated fourth quarter sales for international security products,” said Mr. Jalbert.  “2004 is shaping up to be a strong year for EFJ, Inc. and we are putting plans in place for continued growth in 2005,” Jalbert added.

For additional information contact:

Jim Stark

800-295-1772

jstark@efji.com

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, the full year 2004 expectations on revenue, net income, net income per share and gross margin percentages. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the percentage of backlog which is filled during the quarter, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the successful completion of the relocation of facilities from Minnesota to Texas, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2003.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.

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